SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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Robert Half International Inc.
Annual Meeting of Stockholders
May 24, 2012

SUPPLEMENTAL PROXY INFORMATION

Proxy Solicitation

Subsequent to the mailing of its proxy statement dated April 24, 2012, Robert Half International Inc. (the “Company”) retained the services of Georgeson Shareholder Communications, Inc. to solicit the proxies of certain shareholders for the Annual Meeting. The cost of such services is estimated to be $12,500, plus reimbursement of out-of-pocket expenses. In addition, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, by fax or in person.

Additional Information

Commencing May 15, 2012, the following information may be used by employees of the Company or Georgeson to communicate with stockholders about the upcoming annual meeting.

By now you should have received Robert Half’s Notice of the 2012 Annual Meeting and Proxy Statement. You can also view our Proxy Statement at www.rhi.com/14aFilings.

We ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we want to request your support on our Item 3, Advisory Vote on Executive Compensation (“Say on Pay”).

We have considered the recommendations of proxy advisory firms and, as you may know, the Compensation Committee, with the cooperation of our top executives, has recently made changes to our executive compensation program to further align our pay practices with the interests of shareholders.

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the company. Robert Half competes not only with publicly held companies but also privately held staffing firms, many of which generate large financial rewards to their entrepreneurial owners. The Committee further believes that we have an outstanding management team which has produced excellent returns since the inception of our current business in 1986.

In setting compensation levels, the Committee considers the compensation practices of other companies in the staffing industry and focuses on compensation expressed as a percentage of market capitalization. In this regard, an independent study of executive compensation of public firms in the staffing industry for the prior year was published by Staffing Industry Analysts, Inc. This study shows that the compensation of our CEO was in the bottom 14th percentile when expressed as a percentage of total market value or 0.20% of our market capitalization compared to the staffing industry median of 0.57% as illustrated below. The Committee believes this indicates that our CEO compensation is reasonable not only in view of the Company’s performance but in comparison to the compensation of other CEOs in the industry.

This compensation philosophy has provided our shareholders with a very stable management team that has built Robert Half into the staffing company with the largest market value of any U.S. based competitor. In addition, our earnings per share for 2011 were 136% higher than 2010.

Given our compensation plan’s demonstrated focus on driving shareholder value, as well as the recent changes we implemented to further strengthen the link between our pay and performance, we urge you to vote “FOR” Item 3 (Advisory Vote on Executive Compensation).

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.

*	2011 Staffing Firm Executive Compensation Analysis published by Staffing Industry Analysts on 8/25/2011 for executives at 30 publicly held staffing firms. (Compensation data for 2010 was used as it was the latest data available).